UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Ezenia! Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 21, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Ezenia! Inc., (the “Company”), which will be held on Wednesday, May 24, 2006 at 11:00 a.m., EDT, at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110.

The Notice of the 2006 Annual Meeting of Shareholders and Proxy Statement accompany this letter. These documents collectively describe the formal business to be conducted at the annual meeting. The Company’s Annual Report on Form 10-K, as amended, is also enclosed for your additional information.

All shareholders are invited to attend the annual meeting. To ensure your representation at the annual meeting, however, you are urged to vote by proxy by following one of these steps as promptly as possible:

(A)                    Complete, date, sign and return the enclosed Proxy Card (a postage-prepaid envelope is enclosed for that purpose); or

(B)                     Vote via telephone (toll free) in the United States or Canada (see instructions on the enclosed Proxy Card); or

(C)                     Vote via the Internet (see instructions on the enclosed Proxy Card).

Your shares cannot be voted unless you date, sign and return the enclosed Proxy Card, vote via the telephone or Internet or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the shareholders is important.

Very truly yours,

Khoa D. Nguyen
Chairman and
Chief Executive Officer

EZENIA! INC.

14 Celina Avenue
Suite 17-18
Nashua, New Hampshire 03063

NOTICE OF 2006 ANNUAL MEETING
OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

The 2006 Annual Meeting of Shareholders of Ezenia! Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 24, 2006 at 11:00 a.m., EDT, at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110. The purposes of the meeting are:

1.                              To elect two Class II Directors, each to hold office for a three-year term and until each such Director’s respective successor has been duly elected and qualified;

2.                              To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 14, 2006 are entitled to notice of, and to vote at, the meeting.

Please sign, date and return the enclosed Proxy Card in the enclosed envelope, or vote via telephone or the Internet (pursuant to the instructions on the enclosed Proxy Card) at your earliest convenience. If you return the Proxy Card or vote via telephone or the Internet, you may nevertheless attend the meeting and vote your shares in person. If your stock is held in the name of a broker, bank or other nominee, follow the voting instructions in the form you receive from your broker or bank.

All shareholders of the Company are cordially invited to attend the meeting. To vote in person, bring a form of personal identification with you. If your stock is held by a broker, bank or other nominee, bring an account statement or letter from the record holder indicating that you own the shares as of April 14, 2006, the record date, and obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors,
Roger N. Tuttle Secretary

Nashua, New Hampshire
April 21, 2006

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE (I) SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED FROM WITHIN THE UNITED STATES OR (II) VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET.

EZENIA! INC.

14 Celina Avenue
Suite 17-18
Nashua, New Hampshire 03063

PROXY STATEMENT

2006 Annual Meeting of Shareholders to be Held on May 24, 2006

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Ezenia! Inc. (the “Company”) of proxies for use at the 2006 Annual Meeting of Shareholders to be held on Wednesday, May 24, 2006 at 11:00 a.m., EDT, at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110, and any adjournments thereof.

Registered shareholders can vote their shares (1) by mailing their signed Proxy Card, (2) via a toll-free telephone call from the U.S. or Canada, (3) via the Internet or (4) in person at the meeting. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. The Company believes that the procedures that have been put in place are consistent with the requirements of applicable law. Specific instructions to be followed by a registered shareholder interested in voting via telephone or the Internet are set forth on the enclosed Proxy Card. If your stock is held in the name of a broker, bank or other nominee, follow the voting instructions in the form you receive from your broker or bank.

Shares represented by duly executed proxies received by the Company prior to the meeting will be voted as instructed in the proxy on each matter submitted to the vote of shareholders. If a duly-executed proxy is returned without voting instructions with respect to one or more proposals, the persons named as proxies thereon intend to vote all shares represented by such proxy “FOR” each such proposal and at their discretion with respect to any other proposals that may properly come before the meeting. The persons named as proxies are employees of the Company.

A shareholder may revoke a proxy at any time prior to its exercise by (1) delivering a later-dated proxy, (2) making an authorized telephone or Internet communication on a later date in accordance with the instructions on the enclosed Proxy Card, (3) providing written notice of revocation to the Secretary of the Company at the address of the Company’s principal executive offices set forth above or (4) voting in person at the meeting. To vote in person, bring a form of personal identification with you. If your stock is held by a broker, bank or other nominee, bring an account statement or letter from the record holder indicating that you own the shares as of April 14, 2006, the record date, and obtain from the record holder a proxy issued in your name. If a shareholder does not intend to attend the meeting, any written proxy or notice should be returned for receipt by the Company and any telephonic or Internet vote should be made, not later than the close of business, 5:30 p.m., EDT, on May 23, 2006. Following this initial solicitation of proxies, solicitations of some shareholders may be made by the Company’s officers and employees of some shareholders in person or by mail, telephone or electronic mail. The Company will bear the cost of solicitation of proxies relating to the meeting.

Only shareholders of record as of the close of business on April 14, 2006, the record date, are entitled to notice of, and to vote at, the meeting and any adjournments thereof. As of the record date, there were approximately 14,623,422 shares (excluding treasury shares) of the Company’s common stock, $.01 par value, issued and outstanding. Such shares of common stock are the only voting securities of the

Company. Shareholders are entitled to cast one vote for each share of common stock held of record on the record date.

An Annual Report on Form 10-K, as amended, containing audited financial statements for the fiscal year ended December 31, 2005 accompanies this Proxy Statement. The mailing address of the Company’s principal executive offices is 14 Celina Avenue, Suite 17-18, Nashua, New Hampshire 03063.

This Proxy Statement and the enclosed Proxy Card are being mailed to shareholders on or about April 21, 2006.

The Company has adopted a procedure called “householding”, which has been approved by the SEC. Under this procedure, the Company delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name, unless we have received contrary instructions from an affected shareholder. This procedure reduces printing and mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

The Company will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write Ezenia! Inc. at 14 Celina Avenue, Suite 17-18, Nashua, NH  03063, Attention: Investor Relations, or call 781-505-2100. You may also access our annual report and proxy statement on our web site at  www.ezenia.com under investor relations.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (“ADP”) by either calling toll free at 1-800-542-1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any shareholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future please write or call Ezenia! Inc. at the address above. A number of brokerage firms have instituted householding. If you hold your shares in “street name”, please contact your bank, broker or other holder of record to request information about householding.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of March 31, 2006 by (i) each person who is known by the Company to own beneficially more than five percent of the Company’s common stock, (ii) each member of the Company’s Board of Directors (the “Board of Directors”), (iii) each of the Named Executive Officers (as defined under “Summary Compensation” below) and (iv) all directors and executive officers as a group. The address for each shareholder is c/o Ezenia! Inc., 14 Celina Avenue, Suite 17-18, Nashua, NH 03063.

	Shares Beneficially Owned
Directors, Officers and 5% Shareholders	Number	Percent
Khoa D. Nguyen (1)	1,575,494	10.22%
Ronald L. Breland (2)	16,500	*
Gerald P. Carmen (3)	14,000	*
John A. McMullen (4)	14,000	*
Thomas G. McInerney (5)	7,000	*
John F. Stewart (6)	7,000	*
Michael A. Bass (7)	61,448	*
Kenneth E. Garofano	—	—
All executive officers and directors as a group (9 persons) (8)	1,695,442	10.93%

*                    Less than 1%

(1)          Includes 791,750 shares that Mr. Nguyen has the right to acquire within 60 days of March 31, 2006 by the exercise of stock options.

(2)          Includes 9,500 shares that Mr. Breland has the right to acquire within 60 days of March 31, 2006 by the exercise of stock options.

(3)          Includes 14,000 shares that Mr. Carmen has the right to acquire within 60 days of March 31, 2006 by the exercise of stock options.

(4)          Includes 14,000 shares that Mr. McMullen has the right to acquire within 60 days of March 31, 2006 by the exercise of stock options.

(5)          Includes 7,000 shares that Mr. McInerney has the right to acquire within 60 days of March 31, 2006 by the exercise of stock options.

(6)          Includes 7,000 shares that Mr. Stewart has the right to acquire within 60 days of March 31, 2006 by the exercise of stock options.

(7)          Includes 40,375 shares that Mr. Bass has the right to acquire within 60 days of March 31, 2006 by the exercise of stock options.

(8)          Includes 883,625 shares that directors and executive officers of the Company have the right to acquire within 60 days of March 31, 2006 by the exercise of stock options.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers of the Company

The executive officers of the Company and their ages are:

Name	Age	Principal Position
Khoa D. Nguyen	52	President and Chief Executive Officer
Michael A. Bass	35	Chief Technical Officer and Vice President
		of Business Development
Kenneth E. Garofano	61	Vice President of Strategic Media Technology
Roger N. Tuttle	58	Chief Financial Officer

KHOA D. NGUYEN has served as President and Chief Executive Officer of the Company since April 1998 and from August 2002 until April 2006 he has also served as the Company’s Chief Financial Officer and Secretary. Since August 2002, Mr. Nguyen has served as Treasurer of the Company. Previously, Mr. Nguyen had been Executive Vice President and Chief Operating Officer of the Company from September 1997 to April 1998. Prior to joining the Company, Mr. Nguyen was employed at PictureTel Corporation, a videoconferencing company, where he served as Chief Technology Officer and General Manager of the Group Systems and Networking Products divisions from February 1994 to August 1996 and as Vice President of Engineering from January 1993 to February 1994. From August 1991 to December 1992, he was Vice President of Engineering at VTEL Corporation, a videoconferencing company. Previously, Mr. Nguyen held various research and development positions at IBM Corporation.

MICHAEL A. BASS has served as Chief Technology Officer and Vice President of Business Development since March 2006. Mr. Bass joined the Company in February 2004 as Director of Engineering Services and became Vice President of Engineering in October 2004. Prior to joining the Company, Mr. Bass was a founding partner of Viget Labs LLC, from 2000 to 2004, a leading technology consulting company within the entertainment and hospitality industries. From 1999 to 2000, Mr. Bass was a Program Manager with CMGI Solutions concentrating in the videoconferencing field. Previously, Mr. Bass was Vice President of Consulting for Clara Vista Corporation.

KENNETH E. GAROFANO has served as Vice President of Strategic Media Technology since joining the Company in July 2005. Prior to joining the Company, from 2004 until July 2005, Mr. Garofano was an independent business consultant working on various projects. In 1992, Mr. Garofano founded Zydacron, Inc., a videoconferencing manufacturer and provider of intelligent meeting solutions and served as its President until 2004. From 1983 to 1992, Mr. Garofano was Vice President of Operations of ITRAN Corporation, and from 1979 to 1983 was employed at Gould, Inc. as Director of Strategic Planning and Materials Director.

ROGER N. TUTTLE joined the Company in April 2006 as its Chief Financial Officer and Secretary. Since 2003, Mr. Tuttle has been an entrepreneurial small-business owner and financial consultant. Prior to that, Mr. Tuttle served as Chief Financial Officer of Zydacron, Inc. from 1999 to 2003, RAScom, Inc. from 1998-1999, Voicetek Corporation from 1994-1998, Proconics International from 1993-1994, and Aerodyne Products Corporation from 1991-1993. Previously, Mr. Tuttle held various financial positions at Gould, Inc., Bell & Howell, and Raytheon Company.

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation in each of the last three fiscal years for the Company’s Chief Executive Officer and its two other most highly compensated executive officers (the “Named Executive Officers”). Mr. Nguyen was the Company’s sole executive officer as of December 31, 2005. In March 2006, Mr. Bass and Mr. Garofano became executive officers of the Company. In April 2006, the Company hired Mr. Roger Tuttle as its Chief Financial Officer and Secretary.

		Annual Compensation			Long-Term
				Other Annual	Compensation	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Options (#)	Compensation ($)
Khoa D. Nguyen	2005	270,000	175,000	—	500,000	3,175	(1)
President and Chief	2004	250,000	150,000	—	—	4,125	(1)
Executive Officer	2003	250,000	—	—	375,000	1,250	(1)
Michael A. Bass (2)	2005	131,682	27,500	—	40,000	1,656	(1)
Chief Technical Officer	2004	110,203	25,000	—	90,000	1,337	(1)
and Vice President of
Business Development
Kenneth E. Garofano (3)	2005	55,204	22,500	—	80,000	—
Vice President of Strategic
Media Technology

(1)          Represents the dollar amount of the Company’s matching contribution under the Company’s 401(k) Plan.

(2)          Mr. Bass joined the Company on February 3, 2004

(3)          Mr. Garofano joined the Company on July 18, 2005.

Option Grants in Last Fiscal Year

The following table sets forth information concerning individual grants of stock options made during fiscal year 2005 to each of the Named Executive Officers. All of the options presented below vest over a four-year period at the rate of 25% per year and expire on the tenth anniversary of the grant date.

Name	Number of Securities Underlying Options (#)	Percentage of Total Options Granted to Employees in Fiscal Year (%)	Exercise of Base Price ($/SH)	Expiration Date	Grant Date Value $
Khoa D. Nguyen	500,000	53.4	0.97	01/14/15	479,100
Michael A. Bass	40,000	4.2	0.97	01/14/15	38,328
Kenneth E. Garofano	80,000	8.5	2.25	07/18/15	177,632

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the exercise of stock options by the Named Executive Officers during fiscal year 2005 and the value of unexercised “in-the-money” options at the end of that fiscal 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year-End Exercisable/Unexercisable (#)	Value of Unexercised in-the-Money Options at Fiscal Year-End (1) Exercisable/Unexercisable ($)
Khoa D. Nguyen	287,500	161,875	635,500 / 500,000	—/ 720,000
Michael A. Bass	17,500	13,475	18,125 / 94,375	36,031 / 165,694
Kenneth E. Garofano	—	—	—/ 8,000	—/ 12,80

(1)          Based on the closing price on the Over the Counter Bulletin Board for a share of common stock on December 31, 2005 of $2.41.

Benefit Plans

2004 Stock Incentive Plan.   The Company currently maintains the 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”). The purpose of the 2004 Stock Incentive Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentives to certain employees, officers, directors, and consultants to contribute to the success of the Company. The Company may issue stock options, restricted stock awards and/or stock grants pursuant to the 2004 Stock Incentive Plan.

Savings Plan.   The Company also sponsors a savings plan for its employees, which has been qualified under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). Eligible employees are permitted to contribute to the 401(k) Plan through payroll deductions within statutory and plan limits. Company contributions are made at the discretion of the Board of Directors. Beginning in 1997, the Board of Directors authorized the Company to match a portion of its employees’ contributions to the 401(k) Plan, and, in fiscal years 1997 through 2005, the Company made a matching contribution of thirty percent (30%) of each employee’s contributions to the extent the employee’s contribution equaled five percent (5%) or more of such employee’s gross compensation. The Company maintains comparable plans under local laws and regulations for its non-U.S. employees.

Employment Agreements

In 1998, the Company entered into an agreement with Mr. Nguyen that provides for certain benefits in the event of a termination of his employment without cause (as defined in the agreement) and upon the occurrence of certain events. Under the agreement, in the event the Company elects to terminate Mr. Nguyen’s employment or to diminish his status, other than for cause, Mr. Nguyen is entitled to receive (i) for a period of twelve months, a salary equal to the highest annualized salary rate in effect for him within the previous twelve months and (ii) his then-current targeted annual incentive bonus. The agreement also provides for certain benefits in the event of a change in control. In the event of a change in control, the outstanding options held by Mr. Nguyen under the Company’s option plans become exercisable in full. The agreement further provides that if Mr. Nguyen is terminated or his status is diminished (other than for cause) within twenty-four months after a change in control, Mr. Nguyen is entitled to an immediate payment of two times his base compensation for the fiscal year immediately preceding the termination or change, plus two times his targeted annual bonus for the fiscal year then in effect.

Compensation Committee Report on Executive Compensation

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). During 2005, the Compensation Committee was composed of Mr. Ronald L. Breland, and, as of February 2005, Mr. Gerald P. Carmen, each of whom is independent. As of March 2006, the Compensation Committee is comprised of Mr. Breland, Mr. Carmen, and Mr. Thomas G. McInerney, each of whom is independent. The Compensation Committee establishes and administers the Company’s executive compensation policies and plans and administers the Company’s stock option and other equity-related employee compensation plans. The Compensation Committee considers internal and external information in determining officers’ compensation, including outside survey data. The following describes the Compensation Committee’s approach to executive compensation in 2005 generally, including, with respect to the Named Executive Officers.

Compensation Committee Report on Executive Compensation (1)

Compensation Philosophy

The Company’s compensation policies for executive officers are based on the belief that the interests of executives should be closely aligned with those of the Company’s shareholders. The compensation policies are designed to achieve the following objectives:

•       Offer compensation opportunities that attract highly qualified executives, reward outstanding initiative and achievement and retain the leadership and skills necessary to build long-term shareholder value.

•       Maintain a significant portion of the executives’ total compensation at risk, tied to both the annual and long-term financial performance of the Company and the creation of shareholder value.

•       Further the Company’s short and long-term strategic goals and values by aligning executive compensation with business objectives and individual performance.

Compensation Program

The Company’s executive compensation program has three major integrated components: base salary, annual incentive awards and long-term incentives.

Base Salary.   Base salary levels for executive officers are determined annually by reviewing the competitive pay practices of networking companies of similar size and market capitalization, the skills, performance level and contribution to the business of individual executives and the needs of the Company. Overall, the Compensation Committee believes that base salaries for executive officers are approximately competitive with median base salary levels for similar positions in these networking companies.

(1)          Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation shall not be incorporated by reference into any such filings.

Incentive Awards.   The Company’s executive officers are eligible to receive cash bonus awards designed to motivate them to attain short-term and longer-term corporate and individual management goals. The Compensation Committee establishes annual incentive opportunities for each executive officer in relation to his or her base salary. Awards under this program are based on the attainment of specific Company performance measures established by the Compensation Committee early in the fiscal year, and by the achievement of specified individual objectives and the degree to which each executive officer contributes to the overall success of the Company and the management team. In 2005, the formula for the Named Executive Officers’ bonus was based on a combination of individual objectives and Company revenue and profitability objectives.

Long-Term Incentives.   The Compensation Committee believes that stock options are an appropriate vehicle for compensating its officers and employees. The Company provides long-term incentives through its 2004 Stock Incentive Plan. The purpose of long-term stock options is to create a direct link between executive compensation and increases in shareholder value.  Stock options are generally granted at fair market value and vest in installments, generally over four years. When determining option awards for an executive officer, the Compensation Committee considers the executive’s current contribution to Company performance, the anticipated contribution to meeting the Company’s long-term strategic performance goals and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of the Company’s common stock, this portion of the executive’s compensation is directly aligned with an increase in shareholder value.

Chief Executive Officer Compensation

The Chief Executive Officer’s base salary, annual incentive award and long-term incentive compensation are determined by the Compensation Committee, and are based upon the same factors that are employed by the Compensation Committee for executive officers generally. Mr. Nguyen’s base salary for the year ended December 31, 2005 was $270,000, which represents an increase of 8% over his base salary of $250,000 in 2004. The Chief Executive Officer may also be entitled to an annual cash bonus depending on the Company’s performance. The Compensation Committee, in its sole discretion determines the amount of any such cash bonus. For the year ended December 31, 2005, Mr. Nguyen earned a $175,000 cash bonus that was paid out in March 2006. This bonus represents a 16.6% increase over his bonus of $150,000 earned in 2004.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as amended (the “Code”), limits the tax deduction to $1,000,000 for compensation paid to certain executives of public companies. This limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. In any case, the historical combined salary and bonus of each executive officer of the Company has been below the $1,000,000 limit. The Compensation Committee’s present intention is to structure executive compensation to minimize the application of the deduction limitation of Section 162(m) of the Code unless the Compensation Committee feels the necessary changes in the Company’s accounting methods in order to do so would not be in the best interest of the Company or its shareholders.

Respectfully Submitted by the Compensation Committee,
Ronald L. Breland
Gerald P. Carmen

Compensation Committee Interlocks and Insider Participation

No current or former member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. None of our executive officers served as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Compensation of Directors

Pursuant to the 2004 Stock Incentive Plan, the Board of Directors, at its discretion, is permitted to grant options to non-employee directors, subject to terms and conditions as determined by the Board of Directors. No options may be granted after the tenth anniversary of the date of adoption of the 2004 Stock Incentive Plan. Options are granted at a price equal to the fair market value on the date of grant. Unless otherwise specified by the Board of Directors at the time of grant, options granted under the 2004 Stock Incentive Plan become exercisable over a four-year period, and the term of the options is ten years from the date of grant. Each non-employee director who joins the Board of Directors receives an option to purchase 35,000 shares of Common Stock. In fiscal year 2005, Mr. Carmen received an option to purchase 35,000 shares at a price of $0.90; Mr. McMullen received an option to purchase 35,000 shares at a price of $1.84; and Mr. McInerney received an option to purchase 35,000 shares at a price of $2.74. In addition, Mr. Breland received an option to purchase 4,000 shares at a price of $0.97. Each of these options becomes exercisable over a four-year period with a term of ten years from the date of grant.

The Company pays each non-employee director a fee of $2,500 per meeting of the Board of Directors attended in person by such director. No fee is paid a director for meetings attended by telephone or for periodic involvement in specific matters of the company.

Section 16(a) – Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the Company. Based on the Company’s review of copies of such forms, each officer, director and ten percent (10%) holder complied with his/her obligations in a timely fashion with respect to transactions in securities of the Company during the year ended December 31, 2005, except for a late Form 4 filing by Mr. Breland reporting an option grant of 4,000 shares received in January 2005 and reported in February 2005.

Code of Ethics

We adopted a Code of Ethics that applies to each officer, employee and member of the Board of Directors. You may obtain a free copy of this code by writing to Investor Relations at Ezenia! Inc., 14 Celina Avenue. Suite 17-18, Nashua, NH 03063, or by sending an email to investorrelations@ezenia.com.

Stock Performance Graph

The following graph compares the change in the shareholder return on the Company’s common stock against the return for the Nasdaq Stock Market Index, and the Nasdaq Computer and Data Processing Index (SIC Code 737), as calculated by the Center for Research in Security Prices at the University of Chicago, for the period beginning December 31, 2000 and ending December 31, 2005. For purposes of this graph, it is assumed that the value of the investment in our common stock and in each index was $100 on December 31, 2000 and that all dividends were reinvested.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Each class serves a three-year term. The term of the current Class II Directors will expire at the annual meeting. All directors will hold office until their earlier resignation or removal, or until their respective successors have been duly elected and qualified.

For the 2006 Annual Meeting of Shareholders, the Board of Directors has nominated Ronald L. Breland and John A. McMullen for election as Class II Directors, to hold office until the Annual Meeting of Shareholders to be held in 2009 and until their respective successors are duly elected and qualified or until their earlier resignation or removal. Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for a nominee will be voted “FOR” the election of the nominee. The nominees have indicated their willingness to serve, if elected; however, if a nominee should be unable or unwilling to serve, the proxies may be voted for the election of a substitute nominee designated by the Board of Directors or for fixing the number of directors at a lesser number. Currently the Board of Directors may consist of up to nine members. There are currently six members of the Board of Directors. Proxies may not be voted for a greater number of persons than the number of nominees named herein.

The table below sets forth the following information with respect to the nominees to be elected at the meeting, and the directors whose term of office will extend beyond the meeting:  the age of each such person, the position(s) currently held by each such person within the Company, the year each such person was first elected or appointed a director, the year each such person’s term will expire and the class of director of each such person.

Name of Director, Nominee or Person Chosen to Become a Director	Age	Position(s) Held	Director Since	Year Term Will Expire	Class of Director
Gerald P. Carmen	75	Director	2005	2008	I
Thomas G. McInerney	69	Director	2005	2008	I
Ronald L. Breland (1)	56	Director	2004	2009	II
John A. McMullen (1)	64	Director	2005	2009	II
John F. Stewart	65	Director	2006	2007	III
Khoa D. Nguyen	52	Chairman, President, Chief Executive Officer, Treasurer	1997	2007	III

(1)       Subject to re-appointment that is to be effective as of the meeting.

GERALD P. CARMEN has been a Class I Director of the Company since February 2005. Mr. Carmen is currently an independent consultant. As one of the founding partners of the Carmen Group, Inc., Mr. Carmen served as Vice Chairman from 1990 to August 2004. In 1989, Mr. Carmen served as President and Chief Executive Officer of the Federal Asset Disposition Association, the predecessor of the current Resolution Trust Corporation. From August 1986 to May 1988 Mr. Carmen served as National Chairman for Citizens for America. Mr. Carmen was appointed by President Reagan to serve as the United States Permanent Representative to the United Nations office and other international organizations in Geneva, Switzerland, from May 1984 to August 1986. From 1981 to 1984, Mr. Carmen was the Administrator of the General Services Administration. Mr. Carmen has been a member of the Cabinet Council for Management and Administration, the White House Property Review Board, and the President’s Committee on Arts and Humanities. Mr. Carmen also serves on the board of Star Scientific

THOMAS G. McINERNEY has been a Class I Director of the Company since September 2005. Lieutenant General McInerney USAF (Ret.) served 35 years in the U.S. Air Force retiring in 1994. His distinguished career as a pilot, commander, and Joint Force Commander included four tours of duty in Vietnam and was highlighted by his final tour of duty as the Air Force Assistant Vice Chief of Staff and

Director of the Defense Performance Review, reporting to the Secretary of Defense. In this role, Lieutenant General McInerney spearheaded the “government reinvention” effort at the Pentagon and drove defense planners to assimilate successful business re-engineering practices from over 100 of the nation’s leading corporations.  In January 2000, Mr. McInerney founded GRTT (Government Reform Through Technology) a consulting firm working with high-tech companies helping them introduce advanced technology into the public sector. From March 1996 to December 1999, Mr. McInerney was Chief Executive Officer and President of the nonpartisan Business Executives for National Security (“BENS”) and received a Laurel in February 2000 from Aviation Week and Space Technology magazine for his efforts on behalf of military reform. Prior to BENS, he served as Vice President for Command and Control at Loral Defense Systems-Eagan. Mr. McInerney graduated from the U.S. Military Academy at West Point in 1959, earned his Masters degree in international relations from The George Washington University in 1972, and completed the Armed Forces Staff College in 1970 and the National War College in 1973. Mr. McInerney also serves on the boards of Nortel Government Solutions, Alloy Surfaces Company, Kilgore Flares Co, Inc., and Agusta Westland NA.

RONALD L. BRELAND has been a Class II Director of the Company since September 2004. Mr. Breland is currently the President and Chief Executive Officer of EC America and Selbre Associates. Prior to establishing EC America in March 1998 and Selbre Associates in June 1988, Mr. Breland was Vice President of Marketing and Sales for General Digital Corporation in Rockville, MD and prior to that Vice President of Sales for Kennedy Company, a division of Allegheny International. Mr. Breland has over 30 years of experience in contract negotiation and management for both commercial and government markets, development of strategic and tactical marketing programs, engineering development and marketing, and equipment and service sales. Mr. Breland has developed, supervised and negotiated more than 1,000 government contract programs, and successfully conducted government contract compliance audits for Fortune 100 companies. Mr. Breland is a Charter Member of the Industry Advisory Council of the Federation of Government Information Processing Councils and the General Service Administration’s Advisory Council, a premier member of the Coalition for Government Procurement, and a former member of the Baltimore-Washington Minority Economic Development Council.

JOHN A. McMULLEN has been a Class II Director of the Company since April 2005. Mr. McMullen previously served as a Director of Ezenia from February 2000 until August 2003. In September 2003, Mr. McMullen took time off to actively participate in the political process by running for the Senate in the state of Vermont. Since 1985, Mr. McMullen has been with Cambridge Meridian Group, Inc. and is currently a Managing Principal. Mr. McMullen has over 25 years of experience in financial analysis, acquisition planning, market assessment and research, competitive analysis, and corporate strategy. In addition, Mr. McMullen taught Business Strategy at Harvard Law School, and has published articles in the fields of management, strategy, and law. Mr. McMullen also has experience in the investment banking community in New York with Morgan Stanley and Company, worked with the Boston Consulting Group on strategy assignments, and was an engineer with the U.S. Atomic Energy Commission. Mr. McMullen is a Phi Beta Kappa graduate of Columbia University with BS and BA degrees in Applied Physics and Engineering, received a JD with Honors from the Harvard Law School and a MBA with High Distinction from the Harvard Business School, where he was elected a first year Baker Scholar. Mr. McMullen is a member of the Bars of New York, Massachusetts, and the District of Columbia. In 1982 and 1983, he served on the Governor’s 11 person Advisory Task Force on the Massachusetts Department of Revenue. Mr. McMullen also serves on the board of MRO Software, Inc.

JOHN F. STEWART has been a Class III Director of the Company since March 2006. Upon graduation from the army ROTC at San Jose State, Mr. Stewart entered the US Army as a Second Lieutenant and served for 32 years as an infantryman and military intelligence professional, retiring in late 1994 as a Major General. Mr. Stewarts’s distinguished military service included two tours of duty in Vietnam, operational assignments in infantry and airborne units, command through division equivalent level, a tour with the Central Intelligence agency, military attaché in Mexico, Grenada, Panama, Desert Storm, and assignments in the Washington, DC area. While in the Army, Mr. Stewart also earned a Masters Degree in Economics from the School of Advanced International Studies, The Johns Hopkins University. In late 1994, Mr. Stewart joined the defense business, first with Cubic Applications, and then with GTE Government Systems in 1995. In 1997, Mr. Stewart took on responsibility of the Electronic Systems Division of GTE Government Systems. The Division’s business consists of the development of Command and Control and Intelligence (C21) systems for the Department of Defense (DoD) and US intelligence community. In 1999, General Dynamics (GD) Corporation acquired GTE Government Systems. During the period from 1999 to 2005, Mr. Stewart’s responsibilities grew to eventually become President of the GD Company called GD Advanced Information Systems (GD-AIS), with approximately 11,500 employees and approximately $2.5 billion annual revenue. Mr. Stewart retired from General Dynamics Corporation in September 2005, as one of its corporate officers.

KHOA D. NGUYEN has been a director of the Company since December 1997. Mr. Nguyen was named President and Chief Executive Officer of the Company effective April 9, 1998 and, from August 2002 until April 2006, he has also served as the Company’s Chief Financial Officer and Secretary. Since August 2002, Mr. Nguyen has served as Treasurer of the Company. Previously, Mr. Nguyen had been Executive Vice President and Chief Operating Officer of the Company from September 1997 to April 1998. Prior to joining the Company, Mr. Nguyen was employed at PictureTel Corporation, a videoconferencing company, where he served as Chief Technology Officer and General Manager of the Group Systems and Networking Products divisions from February 1994 to August 1996 and as Vice President of Engineering from January 1993 to February 1994. From August 1991 to December 1992, he was Vice President of Engineering at VTEL Corporation, a videoconferencing company. Previously, Mr. Nguyen held various research and development positions at IBM Corporation.

Board of Directors Meetings and Committees

The Board of Directors held 4 meetings during the year ended December 31, 2005. During that period, the Audit Committee of the Board of Directors held 4 meetings and the Compensation Committee of the Board of Directors held 2 meetings. During the fiscal year ended December 31, 2005, for the period during which each director was a member of the Board of Directors, each of the directors attended 100% of the aggregate of all of the meetings of the Board of Directors and the committees on which they served, except Mr. McInerney who attended 50% of the meetings.

The Compensation Committee is comprised of Mr. Breland, Mr. Carmen, and Mr. McInerney. The Audit Committee is comprised of Mr. Carmen, Mr. McMullen, and Mr. Stewart. The Compensation Committee determines the compensation of the Company’s senior management and administers the Company’s stock option plans. The Audit Committee engages the Company’s independent registered public accounting firm, consults with the Company’s independent registered public accounting firm concerning the scope of the audit, reviews the results of their examination, reviews and approves any material accounting policy changes affecting the Company’s operating results and reviews the Company’s financial controls. The Audit Committee is governed by a written charter which is available by writing to Ezenia! Inc. at 14 Celina Avenue, Suite 17-18, Nashua, NH 03063. All members of the Compensation Committee and Audit Committee are “independent directors” as defined by the SEC and the NASDAQ Stock Market.

The Board of Directors has no standing nominating committee. Instead, all independent members of the Board of Directors participate in the consideration of potential director candidates and are able to suggest individuals for such consideration. Security holders may also recommend director candidates and submit their recommendations to the Board of Directors for consideration. The Board of Directors will consider director candidates recommended by shareholders in the same manner as other nominees, and with respect to any nominee, the Board of Directors has discretion to reject such recommendations if they believe them to be unsuitable.

To recommend a candidate to the Board, shareholders should send the candidate’s name, credentials, contact information and his or her consent to be considered as a candidate to our Secretary, Ezenia! Inc., 14 Celina Avenue, Suite 17-18, Nashua, NH 03063. Such notice must be delivered to the Secretary not less than 120 nor more than 150 days prior to the first anniversary of the date our proxy statement was delivered to shareholders in connection with the preceding year’s annual meeting. The proposing shareholder should also include his or her contact information and a statement of his or her share ownership, including the number of shares owned and for how long.

Qualifications that a nominee for director should possess include executive-level experience, relevant industry experience, a high level of honesty and integrity, the ability to work with the other members of the Board and Company management in fulfilling Board responsibilities, and availability of and willingness to commit the time necessary to serve as an active member of the Board including service on the Board’s committees. Other than verification of the nominating shareholder’s compliance with the proper nominating procedures, and verification of the nominating person’s status as a shareholder, a candidate for director nominated by a shareholder is evaluated in the same manner as any other candidate.

Currently, the Board of Directors believes that it is appropriate not to have a nominating committee due to the relatively small size of the Board and the ability and willingness of each existing Director to undertake duties commensurate with membership on a nominating committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. BRELAND AND McMULLEN.

Audit Committee Report (2)

During 2005, the Audit Committee was composed of Ronald L. Breland, an independent director, Gerald P. Carmen, an independent director who was appointed to the Committee in February 2005, and John A. McMullen, an independent director who was appointed to the Committee in April 2005. John F. Stewart, an independent director, was appointed to the Committee in March 2006. The Board of Directors has determined that Gerald P. Carmen is an “audit committee financial expert” as that term is defined by the applicable rules and regulations of the Securities and Exchange Commission.

During the fiscal year ended December 31, 2005, the Audit Committee reviewed and discussed the Company’s audited financial statements with management of the Company and the Company’s independent registered public accounting firm Brown & Brown LLP. The Audit Committee discussed with Brown & Brown LLP the matters required to be discussed by the Public Company Accounting Oversight Board Interim Standard AU 380 (Communication with Audit Committees).

In addition, the Audit Committee reviewed the written disclosures and the letter from Brown & Brown LLP relating to the independence of such firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Brown & Brown LLP that firm’s independence. The Audit Committee satisfied itself as to Brown & Brown LLP’s independence.

(2)          Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings, including this Proxy Statement, in whole or in part, the Audit Committee Report shall not be incorporated by reference into any such filings.

Based on the above referenced reviews and discussions, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Audit Committee,
Gerald P. Carmen
Ronald L. Breland
John A. McMullen

Shareholder Communications with the Company

Shareholder communications with the Company should be made in accordance with the Company’s existing policy, which requires a shareholder to direct all inquiries to the Company’s Investor Relations Department at 781-505-2124. Shareholders also may send communications to the Investor Relations Department via email at investorrelations@ezenia.com.

Attendance of Directors at Annual Shareholders Meetings

The Company has no formal policy with respect to director attendance at annual shareholder meetings. One director attended the 2005 annual shareholder meeting. Although the Company currently does not require directors to attend annual shareholder meetings, their attendance is welcome.

Audit Fees

The aggregate fees billed for professional services rendered by Brown & Brown LLP for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and 2004 totaled approximately $91,000 and $92,000 respectively.

Audit Related Fees

The aggregate fees billed for professional services rendered by Brown & Brown LLP for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal years ended December 31, 2005 and 2004 totaled approximately $37,500 and $30,000.

Tax Fees

The aggregate fees billed for professional services rendered by Brown & Brown, LLP for tax compliance, tax advice and tax planning services for the fiscal years ended December 31, 2005 and 2004 totaled approximately $10,000 and $10,000 respectively. Such services consisted of the preparation and filing of the federal and state tax returns for each of the years ended December 31, 2004 and 2003.

All Other Fees

The aggregate fees billed for all other services rendered by Brown & Brown LLP, and Ernst & Young LLP for the fiscal years ended December 31, 2005 and 2004 totaled approximately $27,000 and $31,000 respectively. Such services consisted of audits of the Company’s 401(k) plan, research regarding generally accepted accounting principles, business operation advisory services, and various matters relating to SEC compliance.

A summary of the fees paid to our independent public accountants is set forth below:

	Fiscal Year		Fiscal Year
Fee Category	2005	% of Total	2004	% of Total
Audit Fees	$91,000	55%	$92,000	57%
Audit-Related Fees	$37,500	23%	$30,000	18%
Tax Fees	$10,000	6%	$10,000	6%
All Other Fees	$27,000	16%	$31,000	19%
Total Fees	$165,500	100%	$163,000	100%

All of the services provided by Brown & Brown, LLP were approved by the Audit Committee. The Company’s policy on auditor independence does not permit the employment of its independent auditor for material non-audit related services, except for services which are incidental and directly related to audit activities and tax-related activities.

VOTING PROCEDURES

The affirmative vote of a plurality of the shares of the Company’s common stock present or represented at the meeting and entitled to vote is required for the election of the Class II Directors. The required quorum for the transaction of business at the meeting is a majority of the votes eligible to be cast by holders of shares of common stock. Shares that are voted “ABSTAIN”, “FOR”, “WITHHOLD”, OR “AGAINST” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the meeting with respect to such matter. In instances where brokers are prohibited from exercising discretionary authority for beneficial holders who have not returned a proxy (so-called “broker non-votes”), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

OTHER BUSINESS

The Board of Directors knows of no business that will be presented for consideration at the meeting other than that stated above. If other business should come before the meeting, the persons named in the proxies solicited hereby, each of whom is an employee of the Company, may vote all shares subject to such proxies with respect to any such business in the best judgment of such persons.

SHAREHOLDER PROPOSALS

In order to be timely, proposals of shareholders intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next annual meeting of the Company and/or for inclusion in the agenda for that meeting must be received at the Company’s principal executive offices not later than December 22, 2006. It is suggested that proponents submit their proposals by certified mail, return receipt requested.

Dated:  April 21, 2006

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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1.

The Board of Directors recommends a vote FOR the listed nominees.

To elect two Class II Directors, each to hold office for a three-year term and until each such Director’s respective successor has been duly elected and qualified.

		For	Withhold

	01 - Ronald L. Breland	☐	☐

	02 - John A. McMullen	☐	☐

2.	In their discretion, the proxies are authorized to transact such other business as may properly come before the meeting or any adjournment thereof.

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held of record by a corporation, please sign in full corporate name by president or other authorized officer. Partnerships should sign in partnership name by an authorized signatory.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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0 0 9 2 7 8 1	1 U P X	C O Y

Proxy - Ezenia! Inc.

This Proxy is Solicited on Behalf of the Board of Directors of the Company for its Annual Meeting May 24, 2006

The undersigned hereby appoints Khoa D. Nguyen and John P. McMahon as proxies, each with full power of substitution, and hereby authorize them or either of them to represent and to vote as designated on the reverse side all shares of Common Stock of Ezenia! Inc. (the “Company”) held of record by the undersigned on April 14, 2006 at the Annual Meeting of Stockholders to be held at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts on May 24, 2006 and at any adjournments or postponements thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE OTHER PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY FORM PROMPTLY USING THE ENCLOSED SELF-ADDRESSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE VOTED ON REVERSE SIDE	SEE REVERSE SIDE

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 4, 2006.

THANK YOU FOR VOTING